Exhibit 5.1

September 9, 2024

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Ladies and Gentlemen:

We have acted as counsel to Nordson Corporation, an Ohio corporation (the “Company”), and are rendering this opinion in connection with the prospectus, dated September 5, 2023 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated September 4, 2024 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated September 4, 2024 (the “Final Prospectus Supplement” and, together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 5, 2023 and the offer and sale of $600,000,000 of the Company’s 4.500% Notes due 2029 (the “Notes”) to be issued pursuant to the Indenture, dated as of September 13, 2023 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of September 9, 2024 (the “Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(1) the Company (i) is a corporation incorporated, validly existing and in good standing under the laws of the State of Ohio, (ii) possesses the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder, and (iii) has duly authorized, executed and delivered the Indenture.

(2) as of the date hereof, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion in paragraph (2) expressed above is subject to (a) applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability, and (c) public policy considerations which may limit the rights of parties to obtain remedies.

Our opinion is further subject to (a) the waivers of any usury defense contained in the Indenture which may be unenforceable, (b) requirements that a claim with respect to any Notes denominated in a currency, currency unit or composite currency other than United States Dollars, or a judgment denominated in a currency other than United States Dollars, may be converted into United States Dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

We are members of the bar of the State of New York and the State of Ohio. We express no opinion other than as to the federal laws of the United States of America, the laws of the State of New York and the State of Ohio. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on September 9, 2024. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP